UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6

5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cott Corporation (the “Company”) and Brent Willis, the Company’s former Chief Executive Officer, entered into an agreement dated and effective as of March 24, 2008 (the “Agreement”) regarding the terms of his departure from the Company. The Agreement was not fully executed by the parties until April 9, 2008. Mr. Willis was terminated without cause effective March 24, 2008 (the “Termination Date”). In connection with his termination without cause and consistent with the terms of his employment agreement, the Company and Mr. Willis agreed that Mr. Willis will receive a cash payment equal to twice the sum of his annual base salary and annual bonus at target for 2007. He will also be entitled to receive one month’s pay in lieu of 30 days’ notice, a cash payment for the unvested portion of the equity award made to him upon his hire date (calculated on the closing price of the Company’s stock on March 20, 2008), a buyout for his annual medical assessment, and a lump sum payment of a pro rata 2008 bonus at target, all subject to applicable withholdings.

These terms will result in aggregate payments to Mr. Willis of $3,468,733, to be paid within 30 days of the Termination Date. Effective on the Termination Date, Mr. Willis’ participation in the Company’s Performance Share Unit Plan (the “PSU Plan”) ceased, and 137,673 performance share units, the prorated portion of his 2006 and 2007 awards, may become payable according to the terms of the PSU Plan. The Company will cease to enforce the requirement that Mr. Willis use the cash award paid to him upon his hire date to purchase and hold Cott shares, and Mr. Willis will continue to participate in certain of the Company’s benefits plans for up to 25 months.

In connection with the Agreement, Mr. Willis released the Company from certain liabilities arising out of or relating to his employment. Mr. Willis continues to be bound by confidentiality, intellectual property, non-disparagement and restrictive covenants, the terms of which are set forth in his employment agreement dated May 16, 2006 and filed as Exhibit 10.1 to the Company’s Form 10-Q dated August 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: April 15, 2008	By:	/s/ Abilio Gonzalez
Abilio Gonzalez
Chief People Officer